EXHIBIT 99.1

Contact:	610-337-1000 Robert W. Krick, ext. 3141 Brenda A. Blake, ext. 3202	For Release: September 7, 2005 Immediate

AmeriGas Partners, L.P. Announces Pricing of 2.3 Million Common Unit Offering

VALLEY FORGE, Pa., September 7 – AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), announced that AmeriGas Partners agreed to sell 2,300,000 common units, representing limited partner interests, at a public offering price of $33.00 per unit, in an underwritten offering being managed by Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC that is scheduled to close on September 13, 2005.

AmeriGas Partners also has granted to the underwriters an option to purchase up to an additional 345,000 common units to cover over-allotments at $33.00 per unit, less the underwriting discount. The net proceeds to AmeriGas Partners of approximately $72.4 million, or $83.3 million if the over-allotment option is exercised, will be used to reduce indebtedness under its bank credit agreement and for general partnership purposes.

Copies of the final prospectus relating to this offering may be obtained from the offices of Citigroup Global Markets Inc., 140 58th Street, Brooklyn, NY 11220, Attention: Prospectus Dept., Floor 8-I, or from Wachovia Capital Markets, LLC, 7 St. Paul Street, 1st Floor, Baltimore, MD 21202, Attention: Syndicate Department.

AmeriGas Partners is the nation’s largest retail propane distributor, serving nearly 1.3 million customers from over 650 locations in 46 states. UGI Corp. (NYSE: UGI), through its subsidiaries, will own approximately 44 percent of the Partnership and individual unitholders will own the remaining 56 percent assuming that the over-allotment option is not exercised.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today except as required by federal securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

AP-xx ### 9/7/05